Exhibit 10

AGREEMENT BETWEEN DARA THERAPEUTICS, INC., A SUBSIDIARY OF DARA

BIOSCIENCES, INC., AND THE DIVISION OF CANCER PREVENTION, NATIONAL CANCER

INSTITUTE FOR THE CLINICAL DEVELOPMENT OF KRN5500

INTRODUCTION

The Division of Cancer Prevention (DCP), National Cancer Institute (NCI), recognizes the importance of the pharmaceutical industry in the clinical development of new cancer prevention and control agents. DCP wishes to foster collaboration with industry wherever possible. As part of its mission to improve cancer care, DCP shares with industry the important goal of defining the contribution of a new drug or biologic in the treatment, prevention and control of cancer. DCP therefore recognizes and supports the need of a private sponsor to focus at the appropriate time on clinical trials which lead to a New Drug Application (NDA) and a Biological License Application (BLA), since an NDA and a BLA are the vehicles through which new cancer prevention and control therapies become widely available to cancer patients and the public. Thus DCP considers it appropriate for the investigators sponsored by DCP to do clinical trials of interest to, and partially supported by, a pharmaceutical firm, provided that the trials have scientific merit and are consistent with the overall goals of the investigators and DCP.

Inasmuch as DCP coordinates a large volume of clinical research with new cancer prevention and control agents, industry recognizes DCP’s need to be aware of industry’s plans for the clinical development of new agents of mutual interest, particularly if a pharmaceutical firm wishes to utilize the resources of the DCP-supported clinical trials mechanism. Industry also recognizes the necessity of preserving the spirit of free and open inquiry among clinical investigators.

AGREEMENT

The following statement serves as the basis for the codevelopment of Agent by Collaborator and the DCP.

1.	DEFINITIONS.

“Adverse Drug Experience” means an adverse clinical experience as defined under 21 CFR § 312.32 “IND Safety Reports,” and other applicable Federal Regulations. It must be reported immediately to the drug Sponsor. Specific guidelines and policies for reporting Adverse Drug Experiences, as well as common toxicity criteria have been developed by the Parties and are described below.

“Affiliates” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty (50) percent of the voting stock, or at least fifty (50) percent interest in the income of such corporation or other business.

“Agent” means KRN5500 Drug Product and placebo.

“Amendment” means any formal change to this Agreement that is made after its effectiveness in accordance with Paragraph 22 of this Agreement.

“Annual Report” means an Annual Report which is a brief report of the progress of an IND associated investigation which the IND Sponsor is required to submit to the FDA within 60 days of the anniversary date that the IND went into effect (pursuant to 21 C.F.R. § 312.33). Collaborator shall provide NCI a copy of the Annual Report simultaneously with the submission of the Annual Report to the FDA.

“BLA” means Biological License Application. The BLA is the formal process by which the FDA approves a biologic for commercial distribution.

“Biological Product” means any virus, therapeutic serum, toxin, antitoxin, or analogous product applicable to the prevention, treatment or cure of diseases or injuries of man, as further defined at 21 C.F.R. § 600.3(h).

“Clinical Brochure” means a document containing all the relevant information about the Agent, including animal screening, preclinical toxicology, and detailed pharmaceutical data. Also included, if available is a summary of current knowledge about pharmacology and mechanism of action and a full description of the clinical toxicities.

“Clinical Trial” or “Clinical Trials” shall mean one Clinical Trial, or all Clinical Trials, respectively, conducted under this Agreement that are intended to test the efficacy of the Agent with respect to the Indication.

“Collaborator” means DARA Therapeutics, Inc., a subsidiary of DARA BioSciences, Inc., a corporation organized and existing under the laws of the State of North Carolina, having a place of business at Forum I, 8601 Six Forks Road, Suite 160, Raleigh, NC 27615 and its Affiliates.

“Contract” means a Funding Agreement that is a research and development contract that provides that the contractor perform for the benefit of the Government, with an expectation of completion of the stated research goals and the delivery of a report, data, materials or other product. Generally, Government contracts are administered under the Federal Acquisition Regulations (FAR), codified at Title 48 Code of Federal Regulations, Chapter 1.

“Cooperative Agreement” means a Funding Agreement that is a species of a grant, whereby the funding Federal agency intends to be substantially involved in carrying out the research program. Cooperative Agreements may be used where the Federal agency intends for its scientists to directly collaborate with the researchers of the funded institution on a joint research project. The Federal agency may then pay for the research of both its employees and those of the funded institution (see 45 C.F.R. Part 74).

“DCP” means the Division of Cancer Prevention, NCI.

“DHHS” means the Department of Health and Human Services.

“Drug Master Files” or “(DMFs)” means reference files submitted to FDA that are used in the review of investigational and marketing applications for human drugs. Drug Master Files are submitted to the FDA and can allow another party to reference this material without disclosing to that party the contents of the file.

“Drug Product” means a finished dosage form, for example, tablet, capsule, solution, etc., that contains an Active Ingredient generally, but not necessarily, in association with inactive ingredients. The term also includes a finished dosage form that does not contain an Active Ingredient but is intended to be used as a placebo, as defined in 21 C.F.R. § 210.3(a)(4). An “Active Ingredient” means any component that is intended to furnish pharmacological activity or other mitigation, treatment, or prevention of disease or injury, or to affect the structure or any function of the body of man or other animals. This term includes those components that may undergo chemical change in the manufacture of the Drug Product and be present in the Drug Product in a modified form intended to furnish the specified activity or effect, as defined in 21 C.F.R. § 210.3(a)(7).

“Extramural Principal Investigator” means a Principal Investigator funded by NCI under a Grant, Contract or Cooperative Agreement, and who is not a Government employee.

“FDA” means the Food and Drug Administration, DHHS.

“Funding Agreement” means a Contract, Grant, or Cooperative Agreement entered into between a Federal agency and another party for the performance of experimental, developmental, or research work funded in whole or in part by the Federal Government.

“Government” means the U.S. Government and any of its agencies.

“Grant” means a Funding Agreement that is an award of financial assistance which may be provided for support of basic research in a specific field of interest to the funding Federal agency. (See 45 CFR Part 74, for grants from the U.S. Public Health Service.) While no specific product is anticipated, the funding agency may review the progress and direction of the funded research.

“Human Subjects” means individuals whose physiologic or behavioral characteristics and responses are the object of study in a research project. Under the federal regulations for the protection of Human Subjects, Human Subjects are defined as living individuals about whom an investigator conducting research obtains: (1) data through intervention or interaction with the individual; or (2) Identifiable Private Information (45 CFR §46.102(f)).

“Identifiable Private Information” means patient-identifying data from medical records or attached to patient specimens, to be obtained prospectively or from stored medical records or specimens, that can be linked to individual Human Subjects, either directly or indirectly through codes.

“IND” means an Investigational New Drug Application. The IND is the legal mechanism under which experimental drug research is performed in the United States. An IND is submitted to the FDA to receive approval to conduct experimental clinical trials. The FDA regulations require continual updates to the IND including, but not limited to, Annual Reports, Adverse Drug Experience reports, new protocols, protocol amendments and pharmaceutical data.

“Indication” means the use of the Agent as a treatment and/or prevention for chemotherapy-induced peripheral neuropathy (CIPN).

“Investigator” means any physician who assumes full responsibility for the treatment and evaluation of patients on a Protocol as well as the integrity of the research data.

“NCI” means the National Cancer Institute, NIH, DHHS.

“NDA” means a New Drug Application. The NDA is the formal process by which the FDA approves a Drug Product for commercial distribution.

“NIH” means the National Institutes of Health, PHS, DHHS.

“Party” means Collaborator or NCI, collectively, the “Parties”.

“PHS” or “USPHS” means the United States Public Health Service, DHHS.

“PRC” means the DCP Protocol Review Committee which reviews and approves all studies involving DCP investigational agents and/or activities supported by NCI.

“Principal Investigator” means a physician who has organizational and fiscal responsibility for the use of federal funds to conduct a plan of research which frequently includes several clinical trials, e.g., Contract Principal Investigator or Grant Principal Investigator.

“Project Officer” means the individual whose responsibilities include oversight of the activities of a Funding Agreement.

“Proprietary Data” means confidential scientific, business or financial data provided by one Party (the “disclosing party”) to the other (the “receiving party”), provided that such data:

is not publicly known or available to the receiving party from sources other than the owner of such data who are not under a confidentiality obligation to the owner or source of the data;

is not independently developed by the receiving party without the use of or reference to the Proprietary Data of the disclosing party;

is not already known by or in the possession of the receiving party prior to disclosure to it by the disclosing party; and

does not relate to potential hazards or cautionary warnings associated with the production, handling or use of the subject matter of this Agreement.

If any one or more of the above provisions of this definition is (are) not met, the relevant information shall no longer be considered Proprietary Data.

“Protocol” means any protocol that is mutually agreed upon by the Collaborator and DCP for a Clinical Trial.

“Raw Data” means the primary quantitative and empirical data collected in the Clinical Trials conducted under the scope of this Agreement.

“Sponsor” means an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with investigational drugs. The Sponsor for the purposes of this Agreement will be DARA Therapeutics, Inc.

“Steering Committee” means a committee comprised of representatives of Collaborator and representatives of DCP.

“Summary Data” means a summary of the Raw Data which will be made available by DCP to Collaborator.

2.	PLANNING AND CONDUCT OF CLINICAL TRIALS; STEERING COMMITTEE.

The overall plan for the Clinical Trials shall be a collaborative undertaking by Collaborator and the DCP; such a plan shall be formulated and/or discussed and agreed upon in meeting(s) of the Steering Committee before implementation of clinical testing. In addition to areas of mutual interest, DCP and Collaborator may independently pursue clinical studies of particular interest to each, provided, however, except as expressly set forth in this Agreement, DCP may not independently pursue clinical studies regarding the Agent supplied by Collaborator under this Agreement without Collaborator’s written consent and written agreement to supply Agent for use in such clinical studies.

Because any independently sponsored studies of the Agent have implications for commitment of resources by both DCP and Collaborator to the Clinical Trials, any independently sponsored studies shall be discussed by the Steering Committee. DCP agrees that as long as Collaborator can meet its obligations under this Agreement to provide Agent for the Clinical Trials, Collaborator shall be free to independently pursue FDA approval of the Agent. There should be frequent and full interchange between staff members of the DCP and Collaborator through the Steering Committee. Notwithstanding the foregoing, neither Collaborator nor DCP shall be required to agree upon an overall plan for clinical development, any proposed clinical trial, any particular proposed protocol, or any other matter if either believes in its sole discretion that to do so would not be in its best interests.

Except as otherwise provided in this Agreement, DCP shall be solely responsible for all costs and expenses associated with DCP’s activities in carrying out the Clinical Trials. In addition, DCP shall be responsible for recruiting Principal Investigators, recruiting and establishing Funding Agreements with Clinical Trial sites, and evaluating and contracting with a clinical research organization (CRO) with respect to the Clinical Trials. Collaborator shall, at its sole cost and expense, supply DCP and/or Clinical Trial sites with an adequate amount of Agent to perform the Clinical Trials pursuant to the Protocols developed and approved in accordance with Section 4 of this Agreement.

Each Party shall promptly identify its representatives on the Steering Committee. A Party may change its Steering Committee representatives at any time upon reasonable notice to the other Party. The Steering Committee shall meet at least monthly during the planning of each Clinical Trial, establishment of a Protocol for each Clinical Trial, and performance of each Clinical Trial to review study progress. A report will be prepared monthly by DCP or its designee and submitted to the Steering Committee in advance of each Steering Committee meeting, which report shall include, among other items, updates regarding Investigator recruitment, IRB submissions, patient enrollment, adverse events, and study challenges. Steering Committee meetings may be held by conference call provided that at least one “in person” meeting is conducted every year. In person Steering Committee meetings shall be conducted at DCP’s offices, unless otherwise agreed by the members of the Steering Committee.

3.	INDs.

Collaborator will hold the IND(s) under which Clinical Trials will be conducted. Collaborator will allow DCP access to all information concerning such INDs. Subject to the restrictions in Section 7 regarding Identifiable Private Information, all information in such INDs will be fully shared between the DCP and Collaborator as outlined below. However, certain information pertaining to manufacturing processes may be held in confidence by Collaborator (see 9 below).

4.	PROTOCOLS.

A general plan for the clinical development of Agent with respect to the Indication will be established by both Parties. A draft of each Protocol will be forwarded by DCP to Collaborator for review and approval approximately three weeks before it is reviewed by the Protocol Review Committee (PRC) of DCP. Comments from Collaborator received by DCP before the PRC meeting will be discussed by DCP and the Collaborator and may be forwarded to the PRC. Comments from either Collaborator or DCP staff that are agreed upon in the PRC meeting will be formatted as a consensus review, which will be returned to Investigators for necessary and/or suggested changes before the Protocol can be given final approval (which must be in writing) by Collaborator and DCP and submitted to the FDA. The final, mutually-approved Protocol will be submitted to the FDA by Collaborator and a copy of the submission forwarded to DCP. In summary, and without limiting the foregoing, Collaborator will codevelop with DCP a clinical plan for the overall development of Agent for the Indication and will approve all DCP-sponsored Protocols before Human Subjects are enrolled.

5.	ADVERSE DRUG EXPERIENCES, ANNUAL REPORTS, OTHER IND DATA.

The DCP will provide Collaborator with copies of all Adverse Drug Experience reports on a real-time, ongoing basis. For each Protocol, DCP and Collaborator will agree on the mechanism for expedited reporting of “Unexpected, Serious, Adverse Drug Experiences that are associated with the use of the drug” (pursuant to 21 C.F.R. 312.32) to the FDA within expedited timelines. Expedited reports will be produced using MedWatch Form 3500. Copies of any warning letters will also be sent to Collaborator for review and comment prior to the time they are sent to participating investigators and to the FDA. In addition, DCP will also provide to Collaborator listings of Adverse Drug Experiences and other essential information needed for IND Annual Reports and other IND data such as the clinical study report within a schedule agreed upon with Collaborator. Copies of the Annual Reports and other pertinent IND data (formulation, preclinical) will be provided to DCP as they become available, subject to the restrictions in Section 7 regarding Identifiable Private Information.

6.	DRUG INFORMATION AND SUPPLY.

Collaborator agrees to provide to DCP without charge Agent in sufficient quantity to complete the Protocols sponsored by DCP and approved by Collaborator and DCP in writing as described in Section 4 above. The contact person for DCP will be Dr. Daniel Boring, Chemopreventive Agent Development Research Group, DCP, NCI (Telephone Number 301-594-1165) and the Collaborator contact will be Linda Jett, Clinical Directors Drug Development (Telephone Number 919-861-0232). Either Party may identify a different or successor contact at any time upon written notice to the other Party. Furthermore, Collaborator will provide Certificates of Analysis to DCP for each lot of finished product provided. DCP will return to Collaborator all unused Agent promptly upon completion of the Clinical Trials, mutual termination of the Agreement, or DCP termination of the Agreement.

7.	DATA RIGHTS, MANAGEMENT, AND EXCHANGE.

The data generated in trials sponsored by DCP are considered the property of the Extramural Principal Investigator (except for DCP contract studies, for which data are the property of the DCP). Subject to the restrictions in this paragraph regarding Identifiable Private Information, Collaborator shall have complete access to all the data and results generated under this Agreement that are in the possession or control of DCP. DCP agrees that, as a general matter, all such data and results relating to the Agent and the Clinical Trials will be shared with Collaborator as promptly as possible. Subject to the restrictions in this paragraph regarding Identifiable Private Information, these data will be provided by DCP to Collaborator for its own analyses, for its application for FDA approval, for use in connection with other U.S. or foreign marketing or regulatory applications, submissions or filings for use in connection with preparing, prosecuting, enforcing or defending patents and patent applications or other forms of intellectual property rights or market exclusivity in the United States or foreign jurisdictions, for the purposes of creating and/or publishing manuscripts, articles or other documents, and for any other reasonable use related to Collaborator’s manufacturing, development, marketing or sale of the Agent for any purpose (“Permitted Data Uses”). If Collaborator requests additional data beyond that to which DCP receives from the Investigators in accordance with the Protocol, then Collaborator may request such data directly from the Investigators, and if there are additional costs to the Investigators for providing such data, the Investigators shall be reimbursed for the reasonable additional costs by Collaborator in a manner to be negotiated by Investigator and Collaborator after discussing the data required with the DCP contact (Vernon Steele, Ph.D., MPH, Project Officer, DCP) (or his successor). In accordance with the DHHS Office of Human Research Protection guidelines, Collaborator access to and review of Identifiable Private Information shall be only for on-site quality auditing. Collaborator will receive Identifiable Private Information only for purposes of satisfying FDA or other U.S. or foreign authorities’ reporting requirements, and for internal research purposes, directly related to obtaining U.S. or foreign regulatory approval of Agent. Collaborator is prohibited from access, review, receipt, or use of such Identifiable Private Information for other purposes.

The Collaborator will supply DCP with information from Collaborator’s IND relating to the use of the Agent for the Indication including, but not limited to, Annual Reports, Clinical

Brochures, Adverse Drug Experiences, and formulation and preclinical data, including toxicology findings.

8.	FDA MEETINGS.

All meetings, conference calls, correspondences and other communications with the FDA concerning use of the Agent for the Indication will be discussed by Collaborator and the DCP in advance and will be held on mutually agreed upon dates. Collaborator may have the option to set the agenda for any such meeting. DCP will provide Collaborator with prompt notice of any communication (including without limitation a summary of telephone communications, email or written communications) it has or plans to have with the FDA regarding the Agent. Such notice will be provided a reasonable period in advance, to the extent possible, and Collaborator shall be permitted to participate in such communication, set the agenda for such communication to the extent applicable, and, with respect to email or written communications, comment thereon. In the event of any such communication where advance notice to Collaborator is not possible, DCP shall provide Collaborator notice of the communication, and a reasonably detailed description of the communication, as soon as possible following the communication.

One of the missions of the DCP is to ensure that active investigational prevention and control agents are approved and made widely available in a timely fashion. Therefore, DCP feels it is important to participate in the development plan for Agent and in discussions with the FDA regarding the design and endpoints for the pivotal trials. In addition, DCP expects that Collaborator will actively pursue approval of the Agent by FDA and will take the initiative in arranging meetings with the FDA. In the event DCP should meet with FDA to discuss the development of Agent without the presence of a representative(s) from Collaborator, no unpublished data concerning the Agent will be discussed with the FDA without Collaborator’s permission, excepting safety data.

9.	PROPRIETARY DATA.

Any Proprietary Data and any preclinical or formulation data considered proprietary by Collaborator will be treated as such by the DCP. Except as expressly permitted by this Agreement, DCP will not disclose any such data to any third party and will use such data only for purposes of clinical development of the Agent with respect to the Indication. Collaborator should state in advance what information it considers proprietary and DCP can accept or decline information so designated. DCP shall treat in confidence any of Collaborator’s Proprietary Data and all other information about the Agent or the Clinical Trials that is stamped or otherwise identified as “CONFIDENTIAL” for a period of five (5) years from the date of its disclosure. Subject to the restrictions in Section 7 regarding Identifiable Private Information, all data in DCP’s possession and/or control will be made fully available for Permitted Data Uses by Collaborator in accordance with Section 7.

11.	MONITORING.

DCP shall ensure that the informed consent forms for all Clinical Trials provide appropriate consent and authorization for Collaborator to conduct its own monitoring of Clinical Trial sites. A section will be added to the Protocol(s) to document the arrangements for Collaborator’s site monitoring. Should the DCP conduct an audit of the Clinical Trials, Collaborator will be invited to attend and participate in the data review. In addition, should Collaborator choose to review primary medical records at the research site(s) in preparation for an NDA or BLA submission, Vernon Steele, Ph.D., MPH, Project Officer, Chemopreventive Agent Development Research Group, DCP, NCI (telephone number 301-594-0420) (or his successor) will provide any reasonable assistance necessary to arrange for such a review at Collaborator’s expense. No payment will be made directly to DCP under this Agreement.

12.	PUBLICATIONS.

The Collaborator and the DCP investigators maintain the full right to present and publish data from the Clinical Trials or other work conducted under this Agreement at such time and place as they see fit. Each Party shall have the right to review and comment on all proposed publications, manuscripts, and oral or written presentations (including internet-based presentations) relating to the Agent and/or the Clinical Trials a meaningful length of time prior to submission for publication. Collaborator may request redaction of any data or other information to the extent redaction is reasonably necessary to preserve Proprietary Data or trade secret information, in which case Collaborator will suggest non-confidential replacement language suitable for publication (where available) within forty-five (45) days of receiving the proposed publication, manuscript, or oral or written presentation. Notwithstanding the foregoing, Collaborator shall not be entitled to require redaction of any information regarding the safety or efficacy of the Agent as determined through the Clinical Trials. The amount of time required for the review shall not be less than forty-five (45) days. The publication or other disclosure shall be delayed for up to an additional forty-five (45) days upon written request by Collaborator as necessary to preserve U.S. or foreign patent or other intellectual property rights.

13.	USE OF NAME and COMMERCIALIZATION.

Collaborator may use, refer to and disseminate reprints of scientific, medical and other published articles which disclose the name of NCI consistent with U.S. copyright laws, provided such use does not constitute an endorsement of any commercial product or service by NCI. Collaborator shall take commercially reasonable precautions to ensure that references to the articles are accurate, and shall explicitly state that any such reference does not claim, infer or imply an endorsement or recommendation of the product by the Investigator or the U.S. Public Health Service, Department of Health and Human Services. Collaborator shall not use the name of NCI or any of the foregoing in any advertising, packaging, or promotional material in connection with Agent except with the written permission of NCI or as may be required by law

14.	PATENTS.

Generally, the rights of ownership of inventions, discovered or made solely in connection with the Clinical Trials or other work covered by this Agreement, will be retained by the organization that is the employer(s) of the inventor(s). Both Collaborator and DCP recognize that these rights will be determined under patent law. However, pursuant to 35 U.S.C. 201(c) and 35 U.S.C. 202(c)(4), when an individual who is not a Government employee, but who is under a Government Funding Agreement, is the sole inventor, the U.S. Government retains a nonexclusive, irrevocable, paid-up license to practice the invention or to have the invention practiced throughout the world by or on behalf of the U.S. Government.

Collaborator will have the right to file all patent applications on inventions relating to the Agent for which at least one inventor is an employee of Collaborator and/or has a duty to assign the invention to Collaborator, whether such invention is solely owned by Collaborator or co-owned with NCI.

DCP will notify Collaborator upon filing a patent application on any invention DCP employees make while using the Agent furnished to DCP under this Agreement. While DCP is not legally authorized to promise rights in advance for inventions developed under this Agreement, DCP will seriously consider Collaborator’s request for a nonexclusive, partially exclusive or exclusive license to make, use and/or sell products world-wide or in specific territories embodying the invention as described and/or claimed in a filed patent application, subject to the terms of 35 U.S.C. 207, 208, and 209, under 37 CFR Part 404 to any invention made by DCP investigators during the Clinical Trial or other work covered by this Agreement.

To be clear, no rights to any of Collaborator’s inventions, patent applications, patents or other intellectual property rights are granted to NCI beyond those specifically indicated herein.

15.	TRAVEL AND OTHER INTERACTIONS.

In order to foster development of Agent with respect to the Indication, the participation of DCP staff will be required at selected scientific or development meetings, including without limitation at Steering Committee meetings. As part of this Agreement, it is agreed that Collaborator will provide for the reasonable transportation and lodging costs for attendance of DCP staff in such activities, to the extent such activities are approved in advance in writing by Collaborator. Selection of participating DCP staff must be based on choices mutually acceptable to both Collaborator and DCP. Both Collaborator and DCP must agree that the activities would be appropriate under this Agreement, and acceptance of Collaborator’s support of DCP’s participation in the activities will be contingent upon appropriate DCP approval. However, notwithstanding anything to the contrary, this Agreement does not represent a Cooperative Research and Development Agreement (CRADA under the Federal Technology Transfer Act, 15 U.S.C. 3701 et seq.).

16.	LIABILITY.

No indemnification for any loss, claim, damage, or liability is intended or provided by any Party under this Agreement. Each Party shall be liable for any loss, claim, damage, or liability that said Party incurs as a result of said Party’s activities under this Agreement, except that the NCI, as an agency of the United States, assumes liability only to the extent as provided under the Federal Tort Claims Act (28 U.S.C. Chapter 171).

17.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with Federal law as construed by the Federal Courts of the District of Columbia.

18.	SEVERABILITY.

The terms of this Agreement are severable. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each remaining item and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

19.	SURVIVABILITY.

The provisions of this Agreement as they relate to confidentiality and drug supply shall survive the expiration or earlier termination of this Agreement.

20.	COMPLIANCE WITH DHHS REGULATIONS.

DCP and Collaborator agree to comply with all applicable United States Department of Health and Human Services regulations relating to Human Subject use, and all applicable Public Health Service policies relating to the use and care of laboratory animals.

21.	TERMINATION.

A.	This Agreement expires on the earlier to occur of the completion of the Clinical Trials (as mutually agreed by Collaborator and DCP) or five (5) years. Said expiration date may be changed by mutual agreement and written amendment of this Agreement.

B.	This Agreement may be terminated at any time by the mutual written consent of the Parties.

C.	Either Party may unilaterally terminate the Agreement at any time by giving written notice to the other Party at least sixty (60) days prior to the desired termination date.

D.	If Collaborator elects to terminate its development of Agent with respect to the Indication pursuant to Section 21(C) of this Agreement, but DCP elects to continue its development of the Agent with respect to the Indication, (i) Collaborator will supply enough Agent to complete the Clinical Trials as are then ongoing in accordance with the applicable, mutually-agreed upon Protocols, and (ii) NCI shall have a nonexclusive, nontransferable, irrevocable, paid-up, worldwide license, with no right to sublicense, to practice or have practiced for or on behalf of the United States, solely for medical research purposes, any invention which Collaborator may own, or have sub-licensable rights with respect to, covering the manufacture or process for use of the Agent solely with respect to the Indication. For the avoidance of doubt, NCI shall have no commercialization rights with respect to the Agent.

22.	CLINICAL TRIAL AGREEMENT AMENDMENTS.

Upon mutual agreement of both parties, this Agreement may be amended as necessary to ensure the Agreement accurately reflects the terms and scope of the collaborative research project. The amendment shall be in writing signed by both the authorized representative of Collaborator and the Director of the DCP.

23.	ASSIGNMENT AND SUB-CONTRACTING.

This Agreement shall not be assigned or otherwise transferred by either Party without the prior written consent of the other Party. Collaborator may freely sub-contract with third parties to perform any of Collaborator’s obligations under this Agreement.

24.	ENTIRE AGREEMENT.

This Agreement sets forth the entire agreement between the parties with respect to the subject matter herein and supersedes all previous or contemporaneous understandings with respect thereto, whether oral or written.

SIGNATURES BEGIN ON NEXT PAGE

SIGNATURES

This Agreement provides the basis for mutually satisfactory codevelopment of Agent for the Indication. By executing this Agreement, each of the undersigned represents and confirms that he is fully authorized to bind his identified company or entity to its terms.

AGREED AND ACCEPTED:

FOR THE DIVISION OF CANCER PREVENTION, NCI:

/s/ Peter Greenwald	4/26/10
Peter Greenwald, M.D., Dr.P.H.	Date
Director
Division of Cancer Prevention
National Cancer Institute

9000 Rockville Pike
Building 31, Room 10A52
Bethesda, Maryland 20892

FOR COLLABORATOR:

/s/ Richard A. Franco	4/26/10
Richard A. Franco, Sr., R.Ph.	Date
President and Chief Executive Officer

Address:

Forum I
8601 Six Forks Road
Suite 160
Raleigh, NC 27615